UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 16, 2011

Merit Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 253-1600

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreement.

On June 17, 2011, Merit Medical Systems, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Piper Jaffray & Co. (the “Underwriter”), pursuant to which the Company agreed to sell, and the Underwriter agreed to purchase for resale to the public (the “Offering”), subject to the terms and conditions expressed therein, 4,800,000 shares (the “Firm Shares”) of the Company’s common stock, no par value (the “Common Stock”).  The Company also granted to the Underwriter a 30-day option to purchase up to an additional 720,000 shares of Common Stock from the Company to cover any over-allotments (the “Option Shares”, and together with the Firm Shares, the “Shares”).

A copy of the Purchase Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.  The closing for the sale of the Firm Shares is expected to take place on or about June 22, 2011, subject to the satisfaction of customary closing conditions.  The sale of the Firm Shares would result in gross proceeds (excluding the sale of the Option Shares in connection with the exercise of over-allotment option) of $80.4 million.  The net offering proceeds (excluding the sale of the Option Shares in connection with the exercise of the over-allotment option) to the Company from the sale of the Shares, after deducting estimated offering expenses payable by the Company, are expected to be approximately $76.1 million.  The opinion of the Company’s counsel regarding the validity of the Shares being issued and sold pursuant to the Purchase Agreement is filed as Exhibit 5.1 hereto.

The Shares are being offered and sold pursuant to a prospectus supplement dated June 17, 2011 and an accompanying base prospectus dated December 30, 2010, in connection with a takedown offering pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-169012), which registration statement was declared effective by the Securities and Exchange Commission on December 30, 2010.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties of such agreement, and may be subject to limitations agreed upon by the contracting parties.  Accordingly, other parties should not rely on the representations, warranties, and covenants in the Purchase Agreement.

The foregoing summary of the material terms of the Purchase Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Purchase Agreement.

Item 7.01  Regulation FD Disclosure.

In connection with the Offering, the Company made certain disclosures to prospective investors.  Among such disclosures, the Company provided to prospective investors the information set forth below:

The Company’s Business

The Company designs, develops, manufactures and markets medical devices used in a vast array of interventional and diagnostic procedures throughout the world.  The Company’s mission is to provide innovative high-quality products to physicians and health care professionals to enhance patient care and enable them to perform procedures safely and effectively.

The Company’s broad offering of cardiology and radiology medical devices is used by physicians to diagnose and treat coronary artery disease, peripheral vascular disease and other non-vascular diseases including uterine fibroids, hypervascularized tumors and arteriovenous malformations.  The Company also develops, manufactures and distributes gastronenterology, pulmonology and thoracic surgery products to assist clinicians in the treatment of esophageal, tracheobronchial and biliary strictures.  These products include fully-covered esophageal and tracheobronchial stents and bare metal biliary stents that are pre-loaded on catheter-based delivery systems, guide wires, bipolar coagulation probes, inflation devices and sizing devices.  The Company’s products are currently used in more than 8,000 hospitals and clinics, and supplied to approximately 600 OEM customers.

The Company’s business strategy is focused on identifying market needs, and introducing a regular flow of innovative and differentiated products that meet those needs.  The Company has a culture of innovation and an established track record working with physicians and hospital technicians on new product opportunities.  Input for new products and product improvements also comes from the Company’s employees.  The Company intends to increase the number of physician preference and high gross margin products in its portfolio.

As a result of the Company’s internal research and development efforts, and targeted acquisitions, the Company has developed or acquired and presently markets more than 2,200 products through approximately 160 sales representatives and 265 distributors in 125 countries.  In 2011, the Company estimates that its products have an addressable procedure opportunity of 10.7 million cardiology and radiology procedures and 3.6 million gastroenterology and pulmonology procedures.

On September 10, 2010, the Company completed its acquisition of BioSphere Medical, Inc. (“BioSphere”), in an all-cash merger transaction valued at approximately $96 million, inclusive of all common equity and Series A Preferred preferences.  BioSphere develops and markets embolotherapeutic products for the treatment of uterine fibroids, hypervascularized tumors and arteriovenous malformations.  The Company believes its acquisition of BioSphere gives it a platform technology applicable to multiple therapeutic areas with significant market potential, while leveraging existing interventional radiology call points.  Emolotherapy is the minimally invasive, image-guided therapeutic introduction of various biocompatible substances into a patient’s circulatory system to occlude a blood vessel, either to arrest or prevent hemorrhaging, or to devitalize or destroy the structure by occluding its blood supply.

On November 29, 2010, the U.S. Food & Drug Administration (the “FDA”) approved a Phase 3 clinical trial protocol to compare the effectives of BioSphere’s drug-eluting QuadraSphere® Microspheres to conventional transarterial chemoembolization in patients with primary liver cancer.  This clinical trial is underway, with the objective of enrolling 500 patients at 20 sites in the U.S., Europe and South America.  The Company believes if it is successful with this clinical trial and is able to obtain all FDA approvals required to market its QuadraSphere® Microspheres in the United States, it will be the only market participant in this area with a product approved from the FDA.  Unfavorable or inconsistent data from this trial may adversely affect the Company’s ability to obtain approval for this new indication.

Corporate Information

The Company was incorporated in 1987 as a Utah corporation.  The Company also conducts its operations through a number of domestic and foreign subsidiaries.  The Company’s principal offices are located at 1600 West Merit Parkway, South Jordan, Utah 84095, and its telephone number is (801) 253-1600. The Company maintains an Internet website at www.merit.com.

Effective May 2, 2011, the Company’s Board of Directors authorized a 5-for-4 forward stock split of the Common Stock to be effected in the form of a stock dividend of one share of Common Stock for every four shares of Common Stock outstanding on the record date.  The average number of common shares and earnings per share included in the Company’s previously filed financial statements for the years ended December 31, 2010, 2009 and 2008 have been revised as follows to reflect the retrospective effective of the forward stock split:

	2010		2009		2008
	Previously Reported	Revised	Previously Reported	Revised	Previously Reported	Revised
Earnings Per Common Share
Basic	$0.44	$0.35	$0.80	$0.64	$0.75	$0.60
Diluted	$0.43	$0.35	$0.79	$0.63	$0.73	$0.58

Average Common Shares (in thousands)
Basic	28,232	35,290	28,011	35,014	27,769	34,711
Diluted	28,781	35,976	28,606	35,758	28,550	35,688

Non-GAAP Financial Information

Although the Company’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), the Company’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of the Company’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth non-GAAP financial information for the Company for the fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010 and the four fiscal quarters of 2010.

Annual Earnings Per Share Information

	Twelve Months Ended
	December 31,
	2010	2009	2008	2007	2006
Non-GAAP ADJUSTMENTS
GAAP net income	$12,460	$22,530	$20,727	$15,588	$12,301
Acquisition costs - (a)	2,456	347
Severance costs - (b)	2,774
Mark-up on finished goods - (c)	1,717		64	52	168
Long-term asset impairment charges - (d)	593	322	164	245	969
Goodwill impairment charge - (e)	8,344
Legal settlement	477
Amortization of intangible assets	3,545	2,342	912	807	475
Income tax effect of reconciling items - (f)	(7,564)	(1,144)	(433)	(420)	(613)
Tax effect of non-deductible transactions costs - (g)	359
Non-GAAP net income	$25,161	$24,397	$21,434	$16,272	$13,300

Diluted Non-GAAP net income per share (1)	$0.70	$0.68	$0.60	$0.46	$0.38

Diluted shares used to compute Non-GAAP net income per share	35,976	35,758	35,688	35,255	35,306

Quarterly Earnings Per Share Information

Year Ended December 31, 2010

	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Non-GAAP ADJUSTMENTS
GAAP net income	$4,508	$5,715	$(1,973)	$4,210
Acquisition costs - (a)	21	1,124	1,166	145
Severance costs - (b)			1,637	1,137
Mark-up on finished goods - (c)			122	1,595
Long-term asset impairment charges - (d)	46	197	250	100
Goodwill impairment charge - (e)			8,344
Legal settlement	477
Amortization of intangible assets	669	662	971	1,242
Income tax effect of reconciling items - (f)	(461)	(753)	(4,746)	(1,603)
Tax effect of non-deductible transactions costs - (g)			442	(83)
Non-GAAP net income	$5,260	$6,945	$6,213	$6,743

Diluted Non-GAAP net income per share (1)	$0.15	$0.19	$0.17	$0.19

Diluted shares used to compute Non-GAAP net income per share	35,948	35,911	36,020	36,051

(1) Adjusted for 5-for-4 forward stock split of our common stock effective May 2, 2011.

(a) Acquisition costs related to Merit’s acquisition of BioSphere in 2010 and acquisition costs related to Biosearch, Alveolus and Hatch in 2009.

(b) Severance costs related to Merit’s acquisition of BioSphere.

(c) Increase in cost of goods sold related to the mark-up of finished goods associated with acquisitions.

(d) Amounts represent patents and trademarks and construction work in progress equipment abandoned.

(e) Amount represents a non-cash goodwill impairment charge related to Merit’s endoscopy reporting unit.

(f) To reflect an estimated annual effective tax rate of 38% on a NON-GAAP basis.

(g) To adjust for certain BioSphere acquisition related costs that are not deductible for tax purposes.

The following table sets forth supplemental financial data and corresponding reconciliations to the Company’s GAAP financial statements for the periods indicated.  Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable with similarly titled measures of other companies.

EBITDA

	Twelve Months Ended
	December 31,
	2010	2009	2008	2007	2006
Non-GAAP net income	$25,161	$24,397	$21,434	$16,272	$13,300
Interest expense	596	28	17	3	12
Income tax expense	4,328	10,564	11,118	7,811	6,883
Add back income tax effect of reconciling items	7,564	1,144	433	420	613
Deduct tax effect of non-deductible transactions costs	(359)
Stock option expense	1,294	1,182	962	1,130	1,502
Depreciation & amortization	11,311	9,929	9,328	8,637	7,800
EBITDA	$49,895	$47,244	$43,292	$34,273	$30,110

The information set forth in this Item 7.01 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 8.01  Other Events

On June 16, 2011, the Company issued a press release announcing the commencement of the Offering.  On June 17, 2011, the Company issued a press release announcing the pricing of the Offering.  Copies of those press releases are attached as Exhibits 99.1 and 99.2, respectively.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

1.1	Purchase Agreement, dated June 17, 2011, by and between Merit Medical Systems, Inc. and Piper Jaffray & Co.

5.1	Legal Opinion of Parr Brown Gee & Loveless

23.1	Consent of Parr Brown Gee & Loveless (included in Exhibit 5.1)

99.1	Press Release dated June 16, 2011

99.2	Press Release dated June 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT MEDICAL SYSTEMS, INC.

Date: June 20, 2011	By:	/s/ Kent W. Stanger
Kent W. Stanger
Chief Financial Officer, Secretary and Treasurer